SGS LAKEFIELD RESEARCH LIMITED
P.O. Box 4300, 185 Concession Street
Lakefield, Ontario, Canada  K0L 2H0

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to scanning electron microscope analysis on the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the Registration Statement and consent to our being named as an expert therein.

SGS LAKEFIELD RESEARCH LIMITED

By:	/s/ Roch Marion
Per: Roch Marion

Dated: September 2, 2009